Exhibit 10(n)

EXECUTIVE SECURITY AGREEMENT

This Executive Security Agreement is made and entered into effective as of the 8th day of April, 2008 (“Effective Date”), by and between _____________________ (“Executive”), an individual, and Acxiom Corporation, a Delaware corporation having its principal place of business at 1 Information Way, Little Rock, Arkansas 72202, and its successors and assigns (“Company”).

WHEREAS, Executive is a senior leader or key executive of the Company and has made and is expected to continue to make significant contributions to the short and long term success of the Company;

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change of Control (as defined herein) exists, and that possibility, together with the uncertainty and questions that it may raise among management, may result in the departure or distraction of the Company’s leadership to the detriment of the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company's leadership to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control of the Company;

WHEREAS, the Company desires to assure itself and its stockholders of both the present and future continuity of its management and desires to establish certain minimum severance benefits for its officers and other key executives, including Executive, applicable in the event of a Change in Control; and

WHEREAS, the Company desires to provide additional inducement for Executive to continue to remain in the employ of the Company.

NOW, THEREFORE, the Company and Executive agree as follows:

1.        Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)       “Cause.” Termination by the Company of Executive’s employment for "Cause" means termination upon (i) Executive’s willful and continued failure to satisfactorily perform his or her material duties with the Company (other than any failure resulting from Executive’s incapacity due to physical or mental illness), after a written demand for satisfactory performance is delivered to Executive by the Executive’s leader or the chief executive officer (“CEO”) (or if Executive is the CEO, then by the Chairman of the Compensation Committee of the Board of Directors) that specifically identifies the manner in which the Company believes that Executive has not satisfactorily performed his or her material duties; or (ii) Executive’s willfully engaging in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 1(a), no act, or failure to act, on Executive’s part will be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the above, Executive will not be deemed to have been terminated for Cause unless and until Executive has been given a copy of a the notice of termination specified herein, after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before: (x) the direct leader of Executive’s leader or (y) if Executive is an elected officer of the Company, the Board of Directors of the

Company; and a finding that in the good faith opinion of the leader of Executive’s leader or, in the case of an elected officer, a finding that in the good faith opinion of two-thirds of the Board of Directors, Executive committed the conduct set forth above in clauses (i) or (ii) of this Section 1(a) and specifying the particulars of that finding in detail.

(b)       “Change of Control.” A “Change of Control” shall mean the occurrence of any of the following events during the period in which this Agreement remains in effect:

(i)        the acquisition by any person, entity or “group,” within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, any of its subsidiaries or other entities controlled by the Company, or any employee benefit plan maintained by the Company or by any of its subsidiaries or other entities controlled by the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power represented by the then outstanding Voting Securities, regardless of whether the transaction or event by which the foregoing 50% level is exceeded is approved by the Incumbent Board; or

(ii)       the Company files a report with the Securities and Exchange Commission disclosing in response to a Current Report on Form 8-K or Schedule 14A (or successor form, report or schedule) that a change in control (as defined by such forms, reports or schedules) has occurred; or

(iii)      individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided             (a) that any person becoming a member of the Board of Directors of the Company subsequent to the date hereof whose election (or nomination for election by the Company’s stockholders) was approved by a vote of at least a majority of the members then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent

Board, or (b) that any member of the Board of Directors of the Company who is nominated in any definitive proxy statement furnished to stockholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company shall be, for purposes of this Agreement, considered as a member of the Incumbent Board; provided however, that any individual who has been elected a member of the Company’s Board of Directors in opposition to a solicitation of proxies by or on behalf of the members of the Incumbent Board, or a committee thereof, shall not be deemed a member of the Incumbent Board; or

(iv)      the Company is merged, combined, consolidated or reorganized with or into another corporation or other legal person (“Acquiring Person”), or the Company sells or otherwise transfers all or substantially all of its assets to an Acquiring Person, and, as a result of such merger, combination, consolidation or reorganization or sale or transfer of assets, less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person are held in the aggregate by holders of Voting Securities (as that term is defined) immediately prior to such transaction; or

(v)	the Company is dissolved or liquidated.

(c)       “Disability.” “Disability” shall mean that at the time Executive’s employment is terminated he or she shall have been unable to perform the duties of his or her position for a period of at least six (6) consecutive months as the result of total and permanent incapability due to physical or mental illness or injury.

(d)       “Good Reason.” Termination for "Good Reason" means termination by Executive of his or her employment within three years (if a Change of Control occurs between April 8, 2008 and March 31,

2009) or two years (if a Change of Control occurs between April 1, 2009 and March 31, 2010) following the initial existence of at least one of the following conditions without the consent of the Executive:

(i)         A material diminution in the title, offices or authority or in the nature of Executive’s responsibilities as they existed immediately prior to a Change of Control, except in connection with the termination of Executive’s employment for Cause or Disability or as a result of Executive’s death or by Executive other than for Good Reason; or

(ii)       A material diminution by the Company in Executive’s base salary as in effect immediately prior to the Change of Control unless such reduction is made to all other similarly situated employees; or

(iii)      The Company's requiring Executive to be based more than forty-five (45) miles from the location where he or she is based immediately prior to a Change of Control, except for required travel on the Company's business to an extent substantially consistent with Executive’s business travel obligations prior to the Change in Control, or if Executive consents to that relocation, the failure by the Company to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive or to indemnify Executive against any loss realized in the sale of Executive’s principal residence in connection with that relocation; or

(iv)      The taking of any action by the Company with respect to any incentive compensation plan(s) or agreements in which Executive is participating or in effect, immediately prior to a Change of Control, which has the effect of a material diminution in the total benefits provided to the Executive under all such incentive compensation plans; provided however, that plan modifications or terminations, changes in participation levels or payment changes applying equally to all similarly situated employees, including Executive, do not satisfy this section; or

(v)       The taking of any action by the Company with respect to any retirement plan, life insurance plan, health and accident plan, disability plan, fringe benefit, paid days off benefit or another benefit plan in which Executive is participating immediately prior to a Change of Control which has the effect of a material diminution in the total benefits provided to the Executive under all such benefit plans; or

(vi)      The failure by the Company to obtain the assumption of the Company’s obligations under this Agreement by any successor, as contemplated in Section 7.

Provided however, that Executive must provide written notice of the condition giving rise to the right to terminate for Good Reason within 90 days of the initial existence of such condition. The Company has thirty (30) days (the "Cure Period") to cure the acts or omissions giving rise to such condition. In the event that such a cure is effectuated by the end of the Cure Period, any resignation by Executive shall no longer qualify as a Good Reason termination under the terms of this Agreement.

(e)      “Voting Securities.” “Voting Securities” shall mean all outstanding classes of voting capital stock of the Company entitled to vote generally in the election of directors of the Company.

2.         Term. Subject to the provisions of Sections 3 and 4 hereof, this Agreement shall continue until the earlier of: i) either party provides written notice to the other of its intention to unilaterally terminate the Agreement as specified in section 4(a); ii) Executive’s resignation without Good Reason; iii) Executive’s other termination of employment unless termination of the Agreement would be invalid under section 4(b); iv) Executive’s death; or (v) March 31, 2010; provided, however, that if prior to March 31, 2010 the Company has commenced discussions with any third person(s) that ultimately results in a Change of Control which occurs after March 31, 2010, the Agreement shall remain in effect. At the time of the occurrence of any of these events, this Agreement shall be deemed terminated without further action required by either party.

3.	Payments following Change of Control and Termination of Employment.

(a) In the event a Change of Control of the Company occurs between April 8, 2008 and March 30, 2009, and if Executive’s employment with the Company is terminated other than for Cause or Disability by the Company or the Acquiring Person or if Executive resigns for Good Reason within three years after such Change of Control, the Company shall, within ten calendar days of the date of any such termination of employment (“Termination Date”), make a single, lump sum cash severance payment to Executive equal to: (i) if the Termination Date occurs within one year of the Change of Control, 2 times Executive’s annualized includible compensation for the base period consisting of the most recent five taxable years ending before the date on which the Change of Control occurs; (ii) if the Termination Date occurs between one and two years of the Change of Control, 1 times Executive’s annualized includible compensation for the base period consisting of the most recent five taxable years ending before the date on which the Change of Control occurs; or (iii) if the Termination Date occurs between two and three years of the Change of Control, .5 times Executive’s annualized includible compensation for the base period consisting of the most recent five taxable years ending before the date on which the Change of Control occurs.

(b) In the event a Change of Control of the Company occurs between March 31, 2009 and March 31, 2010, and if Executive’s employment with the Company is terminated other than for Cause or Disability by the Company or the Acquiring Person or if Executive resigns for Good Reason within two years after such Change of Control, the Company shall, within ten calendar days of the date of any such termination of employment (“Termination Date”), make a single, lump sum cash severance payment to Executive equal to: (i) if the Termination Date occurs within one year of the Change of Control, 1 times Executive’s annualized includible compensation for the base period consisting of the most recent five taxable years ending before the date on which the Change of Control occurs; or (ii) if the Termination Date occurs between one and two years of the Change of Control, .5 times Executive’s annualized includible compensation for the base period consisting of the most recent five taxable years ending before the date on which the Change of Control occurs.

(c) For purposes of this Section 3, the phrases “annualized includible compensation” and “base period,” and any terms relating to such phrases shall have the meanings set forth in Section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, or any subsequent provision, and the Treasury regulations promulgated thereunder. In the event Executive has been employed with the Company for less than five taxable years prior to a Change of Control, the base period for calculating the payments called for in this Section 3 shall be determined in accordance with Section 280G of the Code and the Treasury regulations promulgated thereunder. Notwithstanding the foregoing, the Company shall have no obligation to make any payment to Executive under this Agreement if Executive’s employment is terminated for Cause, due to Executive’s death or Disability, or as a result of Executive’s retirement or resignation other than for Good Reason.

4.	Termination of Agreement.

(a) This Agreement and/or the employment of Executive hereunder may be unilaterally terminated by the Company, without incurring any obligation under Section 3 above, at any time for any reason whatsoever prior to the occurrence or pendency of a Change of Control.

(b) Notwithstanding paragraph 4(a) of this Agreement, any termination of this Agreement or the employment of Executive by the Company following the commencement of discussions with a third person that ultimately results in a Change of Control shall be deemed to be a termination of this Agreement or Executive’s employment after a Change of Control for purposes of this Agreement, and any attempt by the Company to terminate this Agreement shall be rendered null and void. Any termination by Executive for Good Reason following commencement of discussions with the third party that ultimately results in a Change of Control with that third party shall be deemed a termination of Executive’s employment after a Change of Control, provided that, the events qualifying the termination as one for Good Reason were as a result of such discussions with a third party regarding a possible Change of Control and the leader making the decision and/or approving the occurrence of such events was aware of such discussions with a third party.

5.         Additional Payments by the Company. In the event that all or any portion of any payment or benefit paid to Executive under the terms of Section 3 or otherwise paid or payable or distributed to Executive in connection with, or arising out of, his or her employment with the Company or a Change of Control or effective control of the Company (collectively the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision, by reason of being considered an “excess parachute payment” as defined in Section 280G of the Code, or any successor provision, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment or payments (collectively, the “Gross-Up Payment”), such that the net amount retained by Executive, after deduction and/or payment of any Excise Tax on the Payments and the Gross-Up Payment and any federal, state and local income tax on the Gross-Up Payment, including penalties and interest, shall be equal to the Payments. All Gross Up Payments must be paid by the Company within two and a half (2 ½) months after the close of the Executive’s taxable year which includes the Termination Date (“Due Date”). Notwithstanding the foregoing sentence to the contrary, if it becomes administratively impracticable to make all the Gross Up Payments by the Due Date and as of the Termination Date such impracticability was unforeseeable, then all of such Gross-Up Payments shall be made as soon as administratively practicable after the Due Date. For purposes of determining whether it is administratively impracticable to make all the Gross Up Payments by the Due Date, an action or failure to act of the Executive or a person under the Executive’s control, such as a failure to timely provide necessary information or documentation, is not an unforeseeable event. Actions or failures to act by the Executive or a person under the Executive’s control that result in the inability of the Company to make payment by the Due Date will result in a forfeiture of the Gross Up Payment specified by this section. The intent of the parties is that Executive shall receive no more or no less than what Executive would have received had the Payments not been subject to the Excise Tax.

All determinations required to be made under this Section 5, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax, and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, shall be made by the accounting firm that is the Company’s independent auditor as of the date immediately prior to the Change of Control, or such other nationally recognized accounting firm mutually agreeable to the Company and Executive (the “Accounting Firm”). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Company and Executive within thirty (30) calendar days after the Termination Date of Executive’s service with the Company. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his or her federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax laws at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should in fact have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is ever required to make a payment of any Excise Tax, Executive shall direct the

Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five (5) business days after receipt of such determination and calculations. The Company shall be solely responsible for paying any fees charged by the Accounting Firm for its services in connection herewith.

6.         Costs of Enforcement. If the Company breaches this Agreement, or if within three (3) years following a Change of Control that occurs between April 8, 2008 and March 30, 2009, or if within two (2) years of a Change of Control that occurs between March 31, 2009 and March 31, 2010 (a) Executive’s employment is terminated by the Company other than for Cause or Disability, or (b) Executive terminates his or her employment for Good Reason, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by him or her by the last day of Executive’s second taxable year following the taxable year which includes his or her Termination Date as a result of that termination (including all those fees and expenses, if any, incurred in contesting or disputing the termination or in seeking to obtain or enforce any right or benefit provided by this Agreement). All reimbursements made hereunder must be made on or before the last day of the Executive’s third taxable year following the taxable year which includes his or her Termination Date as a result of that termination. Failure of Executive to submit such expenses for reimbursement at least sixty (60) days prior to the last day of the applicable taxable year will result in forfeiture of the expense.

7.	Successor Liability and Non-Assignment.

(a)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain that agreement prior to the effectiveness of any succession will be a breach of this Agreement and will entitle Executive to compensation from the Company in the same amount and on the same terms as he or she would be entitled under this Agreement if he or she terminated employment for Good Reason within three (3) years following a Change of Control, except that for purposes of implementing the foregoing, the date on which that succession becomes effective will be deemed the Termination Date. This Agreement will be binding upon and inure to the benefit of the Company and any successor acquiring, directly or indirectly, all or substantially all of the business assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, but this Agreement will not otherwise be assignable, transferable or delegable by the Company.

(b)       This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)       This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided herein. Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 7(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

8.         Employment At Will. Notwithstanding anything to the contrary contained herein, Executive’s employment with the Company is not for any specified term and may be terminated by Executive or by the Company at any time, for any reason, with or without cause, without liability except with respect to the payments provided hereunder or as required by law or any other contract or benefit plan.

9.         Compliance with Section 409A of the Code. This Agreement is intended to meet the short-term deferral exception to Section 409A of the Code, as amended, or any subsequent provision, and shall be interpreted consistent with the requirements of such exception as provided in the Code, the Treasury regulations promulgated thereunder and any other interpretative guidance issued thereunder.

10.       Offset Against Other Payments. Any payment due to Executive under the terms of this Agreement shall be decreased by the amount due and/or paid to Executive as severance, separation or similar type payments made in connection with his or her termination of employment from Company.

11.       Modification or Waiver. No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in writing and signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

12.       Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

13.       Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to this transaction, may be modified only by a written agreement signed by both parties, and supersedes any prior agreements and representations pertaining to the subject matter hereof. This Agreement is not intended, however, to supercede or modify any other existing written employment agreement between Executive and the Company.

14.       Governing Law. Except as may otherwise be specifically provided in any related agreements referenced herein or explicitly required by law, this Agreement shall be governed by the laws of the State of Delaware.

15.       Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

16.       Captions. The caption headings are used in this Agreement only as a matter of convenience and for reference, and the parties hereto agree that the caption headings do not define, limit, or describe the scope of this Agreement nor determine the intent of any provision.

17.       Notices. Any notice given with respect to this Agreement shall be in writing and shall be given by personal delivery, by electronic transmission (facsimile or email) or by deposit in the United States Mail or FedEx, addressed to the respective addresses of the parties as set forth herein or at such other addresses as may be provided by any party to the other in writing in the manner herein stated, and, if to the Company, addressed to the attention of the Company’s Secretary. All notices shall be effective only upon receipt by the addressee.

18.       Good Faith. In all matters in connection herewith, the parties agree that each shall act in good faith in providing information to or dealing with another party hereunder, and in complying with the requirements of this Agreement and otherwise consummating the transactions herein contemplated.

19.       Employment by a Related Entity. Either the Company or a subsidiary or other entity ultimately controlled by the Company may be Executive’s legal employer. For purposes of this Agreement, any reference to Executive’s termination of employment with the Company means termination of employment with the Company and all subsidiaries or other entities ultimately controlled by the Company, and does not include a transfer of employment between any of them. The actions referred to under the definition of "Good Reason" in Section 1(d) include the actions of the Company or Executive’s employing entity, as applicable. The obligations created under this Agreement are obligations of the Company. A change in control of a subsidiary or other entity which employs Executive will not constitute a Change in Control for purposes of this Agreement unless there is also a contemporaneous Change in Control of the Company.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement effective as of the date first above written.

ACXIOM CORPORATION

Jerry C. Jones, Business Development/Legal Leader

Catherine L. Hughes, Secretary

EXECUTIVE

(signature)

Name:

Address:

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